Exhibit 10.59

AMENDED RETIREMENT EQUALIZATION BENEFIT PLAN

Avis Rent A Car System, Inc. adopted and established the Retirement Equalization Benefit Plan (the “Prior Plan”) to compensate certain senior executives for any reduction in the retirement benefits provided under the Retirement Plan for Employees as of June 30, 1985 of Avis Rent A Car System, Inc. (the “Pension Plan”) which resulted from the application of the limitations imposed by section 415 of the Internal Revenue Code of 1954, as amended, as incorporated in Section 14.1 of the Pension Plan. The Amended Retirement Equalization Benefit Plan, as set forth herein effective as of July 1, 1987, is intended to further the objectives of the Prior Plan by compensating certain executives for reductions in the retirement benefits provided under the Pension Plan imposed by the Internal Revenue Code of 1986, as amended (the “Code”) and for any such reductions that may be imposed in the future. The Plan is intended to be an “excess benefit plan” as that term is defined in Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to those Executives whose benefits under the Pension Plan have been limited by section 415 of the Code, and a “top hat” plan meeting the requirements of Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA with respect to those Executives whose benefits under the Pension Plan have been limited by section 401(a)(17) of the Code.

1. Definitions. The following words and phrases shall, when used herein, have the meanings set forth below:

1.1 “Avis” means Avis Rent A Car System, Inc. and any successor thereto which maintains the Plan and which shall assume the obligations hereunder.

1.2 “Executive” means each person designated as such by the Board of Directors of Avis pursuant to Section 6 hereof.

1.3 “Pension Plan” means the Retirement Plan for Employees as of June 30, 1985 of Avis Rent A Car System, Inc., as the same may be amended from time to time.

1.4 “Plan” means the Amended Retirement Equalization Benefit Plan as set forth herein.

2. Eligibility. Each Executive (as defined in Section 1.2 hereof) who suffers a reduction in the pension benefits otherwise payable to such Executive (or such Executive’s beneficiary) under Articles 4 and 6 of the Pension Plan as a result of the limitations imposed by the Code including, without limitation, section 415 (as such limitation is expressed in Section 14.1 (or any successor thereto) of the Pension Plan) and section 401(a)(17) thereof, shall be eligible for a Retirement Equalization Benefit determined in accordance with Section 3 hereof.

3. Retirement Equalization Benefit. The Retirement Equalization Benefit shall be a monthly benefit, determined at the time a pension first commences to be paid under the Pension Plan to the Executive, or in the case of such Executive’s death prior to such time, to such Executive’s surviving spouse or other beneficiary, equal to the excess, if any, of (i) the monthly pension (expressed in the form of a straight life annuity) that would have been payable to the Executive (or the Executive’s surviving spouse or other beneficiary) under the Pension Plan, determined under Articles 4 and 6 thereof and without regard to any other provision thereof (including, without limitation, Section 14.1 thereof or any successor thereto) which is required in order to satisfy the requirements of any provision of the Code applicable to the Pension Plan (including, without limitation, sections 401(a)(17) and 415 thereof) over (ii) the monthly pension (expressed in the form of a straight life annuity) payable to the Executive (or the Executive’s surviving spouse or other beneficiary) under the Pension Plan.

4. Time of Payment. Payment of the Retirement Equalization Benefit shall commence at the same time as pension payments commence to the Executive (or the Executive’s surviving spouse or other beneficiary) under the Pension Plan. The Pension Committee of Avis shall authorize payments upon receipt of the calculation of the amount of such Retirement Equalization Benefit.

5. Manner of Payment. Payment of the Retirement Equalization Benefit shall be made to the Executive in the form of a straight life annuity or on an actuarially equivalent basis, as determined in each case by the Pension Committee of Avis in consultation with its actuarial consultants, giving due regard to any election made by the Executive with respect to the manner of payments to be made under this Plan or the Pension Plan. In the event of the Executive’s death prior to commencement of such Executive’s Retirement Equalization Benefit, payment of such Executive’s Retirement Equalization Benefit shall be made to the Executive’s surviving spouse or other beneficiary eligible to receive benefits pursuant to the terms of the Pension Plan. In the event of the Executive’s death after such Executive’s Retirement Equalization Benefit has commenced to be paid, any survivor benefits payable hereunder shall be paid to the Executive’s surviving spouse or other beneficiary entitled to receive a survivor benefit under such circumstance under the Pension Plan.

6. Administration. The Board of Directors of Avis shall have the power and authority to designate as “Executives” for purposes of this Plan such senior executives of Avis as it shall select. A list of any senior executives so designated shall be appended to and made a part of this Plan. The Plan shall be administered by the Pension Committee of Avis. The Pension Committee (with consent of the Board of Directors) shall have all powers as may be necessary to discharge its duties hereunder, including but not by way of limitation, the power to interpret the Plan and to determine the amount, manner and time of payment of any Retirement Benefit hereunder.

7. Source of Payments. All payments provided for under the Plan shall be paid in cash from the general funds of Avis; provided, however, that Avis reserves the right to establish one or more trusts to provide alternate sources of benefit payments under the Plan. Avis may, but shall not be required to, make any investment or investments whatsoever, to provide it with funds sufficient to satisfy its obligations under the Plan; provided that neither the Executive, nor such Executive’s surviving spouse or their beneficiary, nor any other person, shall have any right, title or interest whatsoever in or to any such investment.

8. Enforcement Rights. Nothing contained in the Plan, and no action taken pursuant to its terms, shall create or be construed to create a trust or escrow account of any kind, or a fiduciary relationship between Avis and the Executive, such Executive’s surviving spouse or other beneficiary or any other person. The Executive, such Executive’s surviving spouse or other beneficiary and any other person or persons claiming a right to payments hereunder, shall rely solely on the unsecured promise of Avis and nothing herein shall be construed to give the Executive, such Executive’s surviving spouse or other beneficiary or any other person or persons, any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever, owned by Avis or in which it may have any right, title or interest now or in the future, but the Executive, such Executive’s surviving spouse or other beneficiary shall have the right to enforce a claim for benefits hereunder against Avis in the same manner as any unsecured creditor.

9. Nonalienation. Neither the Executive, nor such Executive’s surviving spouse or other beneficiary shall have any right or power to sell, anticipate, assign, pledge, mortgage, transfer or otherwise alienate or encumber the right to receive any payments hereunder and any attempt to sell, anticipate, assign, pledge, mortgage, transfer or otherwise alienate or encumber such right shall be null and void. To the fullest extent permitted by law, no payment or right to payment hereunder shall be subject to involuntary assignment or to attachment, execution, garnishment, sequestration or other legal or equitable process.

Designated Executives

Each executive of Avis Rent A Car System, Inc. with the title of Vice President or higher who suffers a reduction in the pension benefits otherwise payable to such executive (or such executive’s beneficiary) under Articles 4 and 6 of the Pension Plan as a result of the limitations imposed by the Code including, without limitation, Section 415 and Section 401(a)(17) thereof, shall be deemed a designated “Executive” for purposes of Section 6 of this Plan.